UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 31, 2009

PREMIER WEALTH MANAGEMENT, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-104631	43-1988542
(State or incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Them. Dervis Street, 3rd Floor, CY-1066 Nicosia, Cyprus
 (Address of principal executive offices)

011-352 2630 1540
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 31, 2009, Premier Wealth Management, Inc., (the “Company”) executed and delivered a Stock Purchase Agreement (the “Purchase Agreement”) for the acquisition by Shapaya Corp, a Panama corporation (the “Purchaser”) of a 50.1% equity stake in the Company’s wholly owned operating subsidiary, Master Trust, S.A. (“Master Trust”).  Pursuant to the terms of the Purchase Agreement, the Purchaser shall pay to the Company cash in the aggregate amount of $1,500,000 in three equal installments commencing the initial closing date of the transaction.  The closing of the transaction is subject to, the conditions set forth in the Purchase Agreement, including, among other things, approval by the Company’s shareholders and receipt of Swiss Market Supervisory Authority (FINMA) approval of the change of ownership control; receipt of a fairness opinion, and effectiveness of an Information Statement and any other filings required to be made with the Securities Exchange Commission (“SEC”) or the Swiss banking authorities.  Consummation of the transaction, subject to satisfaction of the closing conditions set forth in the Purchase Agreement, is anticipated to occur on or before October 30, 2009 and is also dependant on, among other things, the Company becoming current with its reporting obligations.

The sale of a 50.1% interest of Mater Trust, if completed, would result in a change of control in Master Trust and, a sale of substantially all of the assets of the Company.

Pursuant to the Purchase Agreement, the parties shall use its best efforts to obtain all required consents and approvals required to consummate the transaction; however, no assurance can be made that the transaction will be completed, that the Company will obtain all necessary approvals or be able to satisfy all of its filing requirements with the SEC.

The foregoing is a summary only of the Purchase Agreement, a copy of which is filed herewith as an Exhibit to this report, the provisions of which are incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)                   Exhibits.

The following exhibits are filed with this report:

Exhibit Number	Description

10.1	Stock Purchase Agreement by and among Premier Wealth Management, Inc., Master Trust S.A. and Shapaya Corp. dated as of July 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 31, 2009	PREMIER WEALTH MANAGEMENT, INC.
(Registrant)

By: /s/ Nigel Gregg
Nigel Gregg
Chief Executive Officer

Exhibit Number	Description

10.1	Stock Purchase Agreement by and among Premier Wealth Management, Inc., Master Trust S.A. and Shapaya Corp. dated as of July 31, 2009.